CONSENT OF DOUGLAS L. BEAHM

I consent to all references to my name and any quotation from, or summarization of, Sections 3, 14-16 and 22-27 and my contributions to Sections 1, 2 and 21 of the Preliminary Feasibility Study entitled "Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA" originally dated and effective as of December 31, 2021, as amended January 30, 2023, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Douglas L. Beahm
Douglas L. Beahm, P.E., P.G.

Date: April 22, 2025